SCHEDULE 14C

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NUTRIBAND INC.

(Name of Registrant as Specified in Its Charter)

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NUTRIBAND INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 12, 2020

Oviedo, Florida

October 12, 2020

The Annual Meeting of Stockholders (the “Annual Meeting”) of Nutriband Inc., a Nevada corporation (the “Company”), will be held at the Citrus Club, 255 S Orange Ave., Suite 1800, Orlando, FL 32801, on Thursday, November 12, 2020, at 11:00 A.M. (local time) for the following purposes:

1. To elect nine directors to the Corporation’s Board of Directors, each to hold office for a one-year term, and until his or her successor is elected and qualified or until his or her earlier resignation or removal; and

2. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the Information Statement which is attached and made a part of this Notice.

The Board of Directors has fixed the close of business on Monday, September 28, 2020, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Shares of Common Stock can be voted at the meeting only if the holder is present at the meeting in person or by valid proxy. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

All stockholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

/s/ Gareth Sheridan
Chief Executive Officer

NUTRIBAND INC.

121 S. Orange Ave., Suite 1500,

Orlando, FL 32801

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY, AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

October 12, 2020

This Information Statement is furnished by the Board of Directors (the “Board”) of Nutriband Inc., a Nevada corporation (the “Company”), in connection with the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Citrus Club, 255 S Orange Ave., Suite 1800, Orlando, Florida, on Wednesday, Thursday, November 12, 2020, at 11:00 A.M. (local time), and any adjournment or postponement thereof.

At such meeting, stockholders will consider and act upon a proposal to elect nine directors.

You are entitled to vote at the Annual Meeting if you owned shares of the Company’s Common Stock as of the close of business on the Record Date, October 5, 2020. You will be entitled to cast one vote for each share of Common Stock that you owned as of that time. As of that date, we had 6,126,447 shares of Common Stock outstanding.

Stockholders who own in excess of 50% of the Company’s outstanding Common Stock have advised us that they intend to vote for the election of Directors.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

You should rely only on the information or representations provided in or referred to in this Information Statement. The Company has not authorized anyone else to provide you with information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the cover page of this document.

Determination of whether a matter specified in the Notice of Annual Meeting of Stockholders has been approved will be determined as follows.

As to the election of directors, those persons will be elected directors who receive a plurality of the votes cast at the Annual Meeting in person or by proxy and entitled to vote on the election. Accordingly, abstentions or directions to withhold authority will have no effect on the outcome of the vote.

Abstentions will be considered shares present in person or by proxy and entitled to vote and, therefore, will have the effect of a vote against the matter. Broker non-votes will be considered shares not present for this purpose and will have no effect on the outcome of the vote. Directions to withhold authority to vote for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the Annual Meeting.

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, the stockholders will elect nine (9) directors to serve one-year terms or until their respective successors are elected and qualified or until their earlier resignation or removal. Our By-Laws provide that the number of directors is fixed by resolution of the Board of Directors. The Board of Directors now consists of ten directors, as set forth below, of whom seven have consented to be nominated and to serve if elected. All of the director nominees who served on the Board of Directors this prior year and are standing for reelection, except Michael Doron, Thomas Cooney and Jay Moore, who have not been renominated for election to the Board. Michael Myer has agreed to join the Board in connection with the acquisition by the Company of certain manufacturing assets from Pocono Coated Products, LLC, effective August 31, 2020, and Vsevolod Grigore will join the Board as an independent director. Assuming a quorum is present, the nine (9) nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company for the ensuing year.

CORPORATE GOVERNANCE

Board Leadership

Gareth Sheridan serves as Chief Executive Officer and Serguei Melnik is serving as our Interim Chairman of the Board of Directors, and following the Annual Meeting, it is expected that Sean Gallagher will commence serving as our executive Chairman. Our Chairman leads the Board of Directors in its discussions and has such other duties as are prescribed by the Board. As Chief Executive Officer, Mr. Sheridan is responsible for implementing the Company’s strategic and operating objectives and day-to-day decision-making related to such implementation.

The Board of Directors currently has three standing committees (audit, compensation, and nominating and corporate governance) that are chaired and composed entirely of directors who are independent under Nasdaq and SEC rules. Given the role and scope of authority of these committees, and that a majority of the Board of Directors is composed of independent directors, the Board of Directors believes that its leadership structure is appropriate. We select directors as members of these committees with the expectation that they will be free of relationships that might interfere with the exercise of independent judgement.

Our Board of Directors is our Company’s ultimate decision-making body, except with respect to those matters reserved to the stockholders. Our Board of Directors selects our senior management team, which is charged with the conduct of our business. Our Board of Directors acts as an advisor and counselor to senior management and oversees its performance.

Board Composition

Our business and affairs are managed under the direction of our Board of Directors. The number of directors is determined by our board of directors, subject to the terms of our certificate of incorporation and bylaws. Our board of directors currently consists of ten members, six of which are independent directors.

MANAGEMENT

Set forth below is certain information with respect to our directors and executive officers:

Name	Age	Position
Gareth Sheridan*	31	Chief executive officer and director
Sean Gallagher*	57	President and director
Serguei Melnik*	47	Director and Interim Chairman
Michael Myer*	36	Chief operating officer
Gerald Goodman	72	Chief Financial Officer
Alan Smith, Ph.D.	54	Chief operating officer and president of 4P Therapeutics
Patrick Ryan	33	Chief technical officer
Jeff Patrick, Pharm.D.	50	Chief scientific officer
Larry Dillaha, MD	56	Chief medical officer
Radu Bujoreanu3*	49	Director
Thomas Cooney	56	Director
Steven P. Damon*	64	Director
Michael Doron[2]	58	Director
Mark Hamilton1,2,3*	34	Director
Stefan Mancas1*	43	Director
Jay Moore[1]	47	Director
Vsevolod Grigore	62

●	Current director who is nominee for director at the November 12, 2020 annual meeting.
**	Nominee for director at annual meeting who is not currently a director.

[1]	Member of the Audit Committee

[2]	Member of the Compensation Committee

[3]	Member of the Nominating and Corporate Governance Committee

Gareth Sheridan, our founder, has been chief executive officer and a director since our organization in 2016. In 2012, Mr. Sheridan founded Nutriband Ltd., an Irish company which we acquired in 2016. Mr. Sheridan was named Ireland’s ‘Young Entrepreneur of the Year’ in 2014 in the National Bank of Ireland Startup Awards for establishing Nutriband Ltd. Mr. Sheridan has further business awards from S. Dublin’s Best Young Entrepreneur and Nutriband Ltd as S. Dublin’s Best Startup Company. Mr. Sheridan has also worked as a Business Mentor with 100 Minds, a social enterprise founded in 2013, that brings together some of Ireland’s top college students and connects them with one cause to achieve large charitable goals in a short space of time. Mr. Sheridan is also a past Nissan Generation Next Ambassador, receiving the acknowledgement in 2015 by Nissan Ireland as one of Ireland’s future generational leaders. Mr. Sheridan received a B.Sc. in Business and Management from Dublin Institute of Technology in 2012 where he concentrated on international economics, venture creation and entrepreneurship.

Sean Gallagher has been president since February 2018 and a director since July 2018. Mr. Gallagher’s business ventures include serving as chief executive officer of a commercial real estate company, Clyde Real Estate, which he founded in 2014, Ireland’s largest home technology company, Smarthomes, which he founded in 2000, and a director of Team Horizon, a pharmaceutical engineering company, since 2015. Mr. Gallagher also stood, as an Independent candidate, and was runner up, in the 2011 Irish Presidential Election. From 1994 to 2000, he was vice chief executive officer of one of Ireland’s Government Enterprise Agencies and has spent more than 20 years training and mentoring hundreds of start-ups and emerging entrepreneurs. Mr. Gallagher qualified with an MBA from the University of Ulster. Mr. Gallagher works for us on a part-time basis.

Serguei Melnik served as our chief financial officer from January 2016 until his resignation September 2, 2020, and has served as a director since January 2016. He is now serving as Interim Chairman. Mr. Melnik has been involved in general business consulting for companies in the U.S. financial markets and setting up the legal and financial framework for operations of foreign companies in the U.S. During the last twenty years Mr. Melnik, through his consulting company Wolf Blitz Inc., consulted on multiple international trade deals with the clients from Ecuador, Ukraine, Moldova, and Romania. Mr. Melnik received his law degree from Moldova State University.

Gerald Goodman has been our principal accounting officer since July 31, 2018, and was elected our Chief Financial Officer on September 2, 2020. Mr. Goodman is a certified public accountant and, since 2014, has practiced with his own firm, Gerald Goodman CPA P.C. From January 1, 2010 until December 31, 2014, Mr. Goodman practiced with Madsen & Associates, CPA’s Inc., Murray, Utah, and was a non-equity partner and managed the firm’s SEC practice. Mr. Goodman is a director of Lifestyle Medical Network, Inc., which provides management services to healthcare providers. From 1971 to 2010, Mr. Goodman was a partner in the accounting firm of Wiener, Goodman & Company P.C. Mr. Goodman is a 1970 graduate of Pennsylvania State University where he received a B.S. Degree in Accounting. Mr. Goodman works for us on a part-time basis.

Alan Smith, Ph.D. has been our chief operating officer and president of 4P Therapeutics since December 2018. He served as our vice president, clinical, regulatory, quality, and operations from April 2018, when we signed the agreement to acquire 4P Therapeutics. Dr. Smith co-founded 4P Therapeutics in 2011. From 2000 until 2011, Dr. Smith was with Altea Therapeutics, most recently serving as vice president, product development and head of clinical research and development, regulatory affairs, and project management. At Altea, he led major research and development programs with pharmaceutical companies such as Eli Lilly, Amylin, Hospira, Elan, and Novartis. Dr. Smith has more than 20 years of experience in the research and development of transdermal drug and biologic delivery systems, as well as diagnostics and medical devices for treatment and management of diabetes, chronic pain and cardiovascular disease. Prior to joining Altea Therapeutics, he led the development of transdermal glucose monitoring systems at SpectRx, Inc., a publicly traded noninvasive diagnostics company. Dr. Smith received Ph.D. and M.S. degrees in biomedical engineering from Rutgers University and the University of Medicine and Dentistry of New Jersey. He currently serves on the Editorial Advisory Board of the journal Expert Opinion on Drug Delivery.

Patrick Ryan has been chief technical officer since February 2018. Mr. Ryan also is also director of digital consultancy agency Trigger Media. From 216 to September 2017, he was general manager of CRS Events. From 2013 to 2016, Mr. Ryan worked as an online security analyst with Paddy Power Betfair Plc. Mr Ryan serves as technical advisor for sports media brand, Pundit Arena, where he has advised on technical development since 2012 and as a digital consultant for Irish Aid Charity, Bóthar, where he works on the development of the charity’s plans. Mr. Ryan has been involved in general technical consulting for startups and companies in Ireland for more than ten years. Mr. Ryan graduated with a Bachelors in Engineering from University College Dublin is working towards his masters in data analytics from National College of Ireland. Mr. Ryan works for us on a part-time basis.

Jeff Patrick, Pharm.D. has been our chief scientific officer since May 2018. He is also head of our scientific advisory board. Dr. Patrick has served as director of the Drug Development Institute at the Ohio State University Comprehensive Cancer Center since February 2017. Dr. Patrick served as chief scientific officer for New Haven Pharmaceuticals, Inc., a specialty pharmaceutical company, from October 2014 to February 2017 Dr. Patrick was global vice president of professional affairs at Mallinckrodt Pharmaceuticals, Inc. from April 2010 to August 2014. Dr. Patrick is a residency-trained clinical pharmacist with approximately 20 years of pharmaceutical industry experience. Dr. Patrick earned his B.S. and Pharm.D. degrees from the University of Tennessee. Dr. Patrick also completed the Wharton School of Business Pharmaceutical Executive Program. Dr. Patrick devotes only a portion of his time to our business. Dr. Patrick works for us on a part-time basis.

Larry Dillaha, M.D. has been our chief medical officer since August 2018. Dr. Dillaha also serves as a member of our scientific advisory board. Dr. Dillaha was chief executive officer of Repros Therapeutics, a development stage biopharmaceutical company focused on the development of oral small molecule drugs, from February 2017 to February 2018 and the chief executive officer of CavtheRx, an inception stage biotechnology company, from June 2016 to February 2017, and chief operating officer and chief medical officer of New Haven Pharmaceuticals, a specialty pharmaceutical company from April 2014 to January 2017. He also served as chief medical officer of Insys Therapeutics from March 2010 to March 2014. Dr. Dillaha received an M.D. degree from the University of Tennessee, Memphis. Dr. Dillaha works for us on a part-time basis.

Radu Bujoreanu has been a director since June 2019. Mr. Bujoreanu has been the owner and executive director of Consular Assistance, Inc., which provides assistance in obtaining visas for the Republic of Moldava and related services since December 2002, and he has been a real estate agent with Keller Williams Realty, Inc. since May 2019. Mr. Bujoreanu received his Bachelor in International Public Law from the University of Moldova.

Thomas Cooney has been a director since July 2018. Mr. Cooney is Professor of Entrepreneurship at the Dublin Institute of Technology, Academic Director of the DIT Institute for Minority Entrepreneurship, Adjunct Professor at the University of Turku (Finland) and Editor of the journal Small Enterprise Research. He is a former president of the International Council for Small Business (2012-13) and of the European Council for Small Business (2009-11), and was chair of the ICSB 2014 World Entrepreneurship Conference. He is a policy advisor to governments, European commission, OECD and other international organizations. He was a founding director of Startup Ireland and is a director of several businesses, and he works in various capacities with a range of commercial and not-for-profit enterprises. He has researched and published widely on the topic of entrepreneurship. Dr. Cooney received a B.Comm. from University College Cork, Ireland and an M.B.A from University of Bradford, England and his Ph.D. in 2001 from Trinity College, Ireland.

Steven P. Damon has been a director since April 2018, when we signed the agreement to acquire 4P Therapeutics. Mr. Damon is a co-founder of 4P Therapeutics, which was formed in 2011, and he has more than 20 years of experience with various business roles in the medical and pharmaceutical industries. Before founding 4P Therapeutics, Mr. Damon led the business development team at Altea Therapeutics as the company’s senior vice president of business development. Mr. Damon is a director of Georgia BIO, a non-profit trade association that promotes Georgia’s life science industry. Mr. Damon received is Bachelors in Business Administration and Associate in accounting from Colorado Mesa University.

Michael Doron, a director since July 2018, is the co-founding partner at Cidron Ventures AB. Cidron Ventures, a venture capital funds specializing in Series A and B financings of disruptive technology companies across the Nordic region. The fund’s core focus is on capital efficient and B2B software propositions. Previously, Mr. Doron served on non-profit boards for more than 11 years while being active in several community service organizations. Mr. Doron attended The University of Maryland and American University.

Mark Hamilton, a director since July 2018, has been at BDO Ireland, a major accounting firm, for more than nine years, held positions in Corporate Finance, Corporate Advisory, Restructuring and Recovery, Client management and in his current role in Business Development. Mr. Hamilton is a Chartered Accountant and a member of the Association of Chartered Accountants (ACA) qualifying in 2012. He is a chartered accountant and has been a member of the Association of Chartered Accountants since 2012. Mr. Hamilton’s accounting background and experience in corporate finance, corporate advisory and insolvency assists us in his role as an independent board member. Mr. Hamilton received a B.Sc. in Business and Management from Dublin Institute of Technology in 2008 and subsequently received 1st class honours in his postgraduate degree specializing in Accountancy in 2009.

Stefan Mancas, a director since July 2018, received a Ph.D. in Applied Mathematics from the University of Central Florida in May 2007 under the supervision of Dr. Roy S. Choudhury, with the dissertation topic “Dissipative Solitons in the cubic-quintic Complex Ginzburg Landau equation: Bifurcations and Spatiotemporal Structure” for which he received the Outstanding Dissertation Award in 2008. Dr. Mancas is a professor and associate chair in the department of mathematics at Embry-Riddle Aeronautical University. He is the co-founder of the nonlinear Waves Lab which contains a 10 m. long water tank used for research in water waves, solitons in shallow water, vortex solitons, soliton ships, surface waves and wind-wave interaction, microcavitation, design and optimization, submarine currents, autonomous underwater vehicles, tractor beams, etc. He is also the organizer of national and international conferences in applied mathematics, and has published more than 40 articles in refereed journals.

Jay Moore, a director since July 2018, is a marketing executive with more than 20 years of accomplishments in Internet technologies, web services, professional sports, and entertainment. He is currently vice president of marketing for Halogen, a social entertainment app, a position he has held since March 2019. From February 2017 to February 2019 Mr. Moore was vice president of marketing for StackPath, a global platform of secure edge services. From October 2007 to January 2017, Mr. Moore was vice president of marketing for Highwinds Network Group, Inc., a content delivery network. Mr. Moore holds a Bachelor's Degree in Communication Studies from the University of California, Santa Barbara and a Master's Degree in Sports Administration from Florida State University.

Michael Myer, who has been nominated as a director for election at the November 12, 2020 annual meeting in connection with our acquisition, effective August 31, 2020, of Pocono Coated Products, LLC, where Michael has been the Chief Quality Officer from January 2015 to June 2019, and General Manager—Nutraceutical Division, from June 2019 to the present. Michael has substantial experience as chief quality officer in manufacturing, quality systems, risk management, process engineering, lean practices, and financial management.  Michael has been acting as General Manager of the transdermal patch side of Pocono Coated Products, and the CEO of its Active Intelligence subsidiary.  He remains active in daily operations, as well as executive level decision making. Michael is also a former Marine, CrossFit Level 1 Coach, and USAW Sport Performance Coach.

Vsevolod Grigore, age 62, who has been nominated as a director for election at the annual meeting, is a seasoned executive who managed to build careers in multiple fields. He is a former assistant professor and Head of Department at the Moldova State University and Moldova Free International University. As a PhD in linguistics, he contributed to establishing many language services and conference management businesses in his native country of Moldova. He then engaged in a prodigious diplomatic career, serving at high level positions in the Ministry of Foreign Affairs of Moldova. From 1999 to 2002 he was Minister Counselor, Deputy Chief of Mission, then Chargé d’Affaires at Moldovan Embassy to the United States. From 2002 to 2006 he was Ambassador, Permanent Representative of Moldova to the United Nations. During his tenure he served on the board  of UNICEF and UNFPA. He currently resides in New York City, using his extensive network of connections to provide a wide array of consultancy services, primarily in the legal and medical field. He graduated from Moldova State University in 1979, received a PhD from Minsk State Linguistic University, Belorussia, in 1987.

Committees of the Board of Directors

The board of directors has created three committees - the audit committee, the compensation committee and the nominating and corporate governance committee. Each of the committees will have a charter which meets the NASDAQ requirements and will be composed of three independent directors. Following the upcoming annual meeting of stockholders, additional members will be elected to the audit and compensation committees to replace directors whose term of office as a director has terminated.

Audit Committee

The audit committee is comprised of Mr. Hamilton, as chairman, Dr. Mancas and Mr. Moore (whose term as a director will terminate with the November 4, 2020 annual meeting of stockholders). We do not have an “audit committee financial expert.” The audit committee oversees, reviews, acts on and reports on various auditing and accounting matters to the board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices, all as set forth in our audit committee charter.

Compensation Committee

The compensation committee is comprised of Michael Doron (whose term as a director will terminate with the November 4, 2020 annual meeting of stockholders). and Mark Hamilton. The compensation committee oversees the compensation of our chief executive officer and our other executive officers and reviews our overall compensation policies for employees generally as set forth in the audit committee charter. If so authorized by the board, the compensation committee may also serve as the granting and administrative committee under any option or other equity-based compensation plans which we may adopt. The compensation committee will not delegate its authority to fix compensation; however, as to officers who report to the chief executive officer, the compensation committee will consult with the chief executive officer, who may make recommendations to the compensation committee. Any recommendations by the chief executive officer are accompanied by an analysis of the basis for the recommendations. The committee will also discuss with the chief executive officer and other responsible officers the compensation policies for employees who are not officers. The compensation committee has the responsibilities and authority relating to the retention, compensation, oversight and funding of compensation consultants, legal counsel and other compensation advisers. The compensation committee members will consider the independence of such advisors before selecting or receiving advice from such advisors.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee, which is comprised of Mr. Hamilton and Mr. Bujoreanu, will identify, evaluate and recommend qualified nominees to serve on our board; develop and oversee our internal corporate governance processes, and maintain a management succession plan.

Independent Directors

Six of our current directors, Radu Bujoreanu, Thomas Cooney, Stephen P. Damon, Michael Doron, Mark Hamilton, and Stefan Mancas, are independent directors based on the NASDAQ definition of independent director.

Family Relationships

There are no family relationships among our directors and executive officers.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer who serves on our board or compensation committee. No member of our board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of the our common stock and other equity securities, on Form 3, 4 and 5 respectively.  Mr. Sheridan and Mr. Melnik filed late Form5s for the year ended January 31, 2020. Mr. Goodman, Dr. Smith, Mr. Ryan, Dr. Patrick, Dr. Dillaha, Mr. Bujoreanu, Mr. Cooney, Mr. Damon, Mr. Doron, Mr. Hamilton, Mr. Mancas and Mr. Moore have not filed their Form 3 or Form 4.

Code of Ethics

Our board of directors has adopted a code of ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the NASDAQ regulations. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable federal securities laws and the NASDAQ corporate governance rules.

Director Attendance at Annual Meetings

Our Board of Directors encourages director attendance at our annual meetings of stockholders. This is our Company’s first annual meeting.

SEC Settlement

On December 26, 2018, the SEC announced that it has accepted our settlement offer and instituted settled administrative cease-and-desist proceedings against us and Gareth Sheridan, our chief executive officer, Serguei Melnik, our chief financial officer. The SEC’s administrative order, dated December 26, 2018, finds that we and the officers consented – without admitting or denying any findings by the SEC– to cease-and-desist orders against them for violations by us of Sections 12(g) and 13(a) of the Securities Exchange Act of 1934 and Rules 12b-20 and 13a-1 thereunder, which require issuers to file accurate registration statements and annual reports with the Commission; violations by the officers for causing our violations of the above issuer reporting provisions; and violations by the officers of Rule 13a-14 of the Exchange Act, which requires each principal executive and principal financial officer of issuers to attest that annual reports filed with the SEC do not contain any untrue statements of material fact. The SEC action followed an investigation resulting from our failure to accurately disclose the FDA’s jurisdiction over our consumer products and that we could not legally market these products in the United States. In addition to consenting to the cease-and-desist orders, the officers have each agreed to pay a $25,000 civil penalty to resolve the investigation. The administrative order does not impose a civil penalty or any other monetary relief against us.

Scientific Advisory Board

We have formed a scientific advisory board to advise us on product development and potential products which we may be able to develop an application that uses our technology and into which markets we should seek to enter if we receive FDA approval in the United States. To date, the scientific advisory board has not been active. We anticipate that if we receive proceeds from a public offering of our securities and have commenced full clinical development program, the scientific advisory board will work with us on product development as well as with respect to which markets we will seek to enter if we receive FDA approval. Our scientific advisory board presently has three members – Dr. Jeff Patrick, who is our chief scientific officer, Dr. Larry Dillaha, who is our chief medical officer, and Dr. Srinvas Nalamachu. Pursuant to an agreement dated July 31, 2018, we engaged Dr. Nalamachu to serve as a member of our scientific advisory board for a two-year period commencing July 31, 2018. He provides his services to us on part-time basis. For the first year, Dr. Nalamachu received 2,500 shares, valued at $74,000, as compensation for his advisory board service. Thereafter, compensation is in line with that of other advisory board members.

Dr. Nalamachu is the founder and chief medical officer of the Mid America PolyClinic in Overland Park, Kansas, where he has established a comprehensive pain center. Dr Nalamachu received his medical degree and completed his internship at Kakatiya Medical College in Warangal, India. He pursued his advanced training and completed his rotatory internship at Einstein Medical Center in Philadelphia, Pennsylvania, followed by his physical medicine and rehabilitation residency at Temple University Hospital and Moss Rehabilitation Hospital in Philadelphia. Besides his clinical practice, Dr Nalamachu heads a clinical research center focusing primarily in analgesic therapeutic space. He has been a principal investigator for almost 100 clinical trials and has worked as a consultant for a number of pharmaceutical companies in the United States, Europe and Asia. He has co-authored more than 75 articles in clinical journals and close to 100 abstract/poster presentations at national and international conferences. He is also on the faculty at medical schools in both the United States and India. Besides being the co-chair for the largest pain conference in US (PAIN WEEK), Dr Nalamachu also serves on the editorial boards for the World Journal of Anesthesiology, PAINWeek Journal, Practical Pain Management, and Journal of Pain Research. His areas of clinical and research interest include Cancer pain, neuropathic pain, abuse deterrent opioids, new delivery technologies and molecules with unique mechanism of action.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during the years ended January 31, 2020 and 2019, earned by or paid to our chief executive officers and the two other officers receiving the greatest compensation.

Name and		Salary	Bonus Awards	Stock Awards	Option/ Awards (1)	Incentive Plan Compensation	Nonqualified Deferred Earnings	All Other Compensation	Total
Principal Position	Year	$	$	$	$	$	$	$	$
Gareth Sheridan, CEO	2020	$42,000	$15,000	-	-	-	-	-	$67,000
	2019	88,000	-	-	-	-	-	-	88,000
Sean Gallagher, President[1]	2020	-	-	$60,000	-	-	-	-	60,000
	2019			462,500	-	-	-	-	462,500
Jeff Patrick Chief Scientific Officer[1]	2020	-	-	60,000	252,700	-	-	-	312,700
	2019	-	-	222,500	-	-	-	-	222,500

[1]	During the year ended January 31, 2020, we issued to Mr. Gallaher 8,572 shares of common stock, valued at $120,000, representing his compensation for the years ended January 31, 2020 and 2019 pursuant to his employment agreement. During the year ended January 31, 2019, we issued to Mr. Gallagher 25,000 shares of common stock valued at $402,500.

[2]	During the year ended January 31, 2020, we issued to Strategic Pharmaceutical Consulting LLC, a company controlled by Dr. Patrick 8,572 shares of common stock, valued at $120,000, representing Dr. Patrick’s compensation for the years ended January 31, 2020 and 2019. We also granted him to an option to purchase 25,000 shares of common stock at 75% of the market price. The option expired unexercised. During the year ended January 31, 2019, the Company issued to Mr. Patrick 12,500 shares of common stock valued at $162,500.

Employment Agreements

We have employment agreement with Gareth Sheridan and Sergei Melnik dated February 1, 2018 pursuant to which we agree to employ Mr. Sheridan as chief executive officer and Mr. Melnik as chief financial officer. The agreements also provide that the executive will continue as a director. The agreements provide that employment is ongoing, with no specific termination date. The agreement does not provide for any specific salary. Mr. Sheridan is currently receiving compensation at the annual rate of $42,000, and Mr. Melnik is not currently receiving any compensation.

We have an employment agreement dated January 1, 2018 with Sean Gallagher pursuant to which we employed him as president for a term with no expiration date at an annual salary of $60,000, which may be paid in stock or cash. The president serves on a part-time basis.

The Company has an employment agreement dated February 19, 2019 with its chief scientific officer pursuant to which the Company agrees to employ him as chief scientific officer for annual compensation of $60,000, payable in cash or stock, as the Company may elect. The agreement has a term ending on February 13, 2021 and continues thereafter on a year to year basis unless terminated by either party on 30 days’ notice. The chief scientific officer series on a part-time basis.

Director Compensation

During the year ended January 31, 2019, we issued 1,250 shares of common stock, valued at $37,000, based on the market price on the date of issuance, as compensation to each of our independent directors – Thomas Cooney, Michael Davidov, Michael Doron, Mark Hamilton, Stefan Mancas and Jay Moore.

Pension Benefits

We currently have no plans that provide for payments or other benefits at, following, or in connection with retirement of our officers.

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards at January 31, 2020.

PRINCIPAL STOCKHOLDERS

The following table provides information as to shares of common stock beneficially owned as of October 5, 2020, by:

●	Each director;

●	Each current officer named in the summary compensation table;

●	Each person owning of record or known by us, based on information provided to us by the persons named below, at least 5% of our common stock; and

●	All directors and officers as a group.

For purposes of the following table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power (for example, through the exercise of warrants granted by us) within 60 days of April 10, 2020. At October 5, 2020, 6,126,447 shares of common stock were outstanding.

	Amount and Nature of Beneficial
Name and Address[1] of Beneficial Owner	Ownership	Percentage
Gareth Sheridan	1,500,000	24.48%
Vitalie Botgros	450,000	7.35%
Serguei Melnik[2]	707,500	11.55%
Steven Damon	41,750	*
Sean Gallagher	33,572	*
Dr. Larry Dillaha	12,500	*
Stefan Mancas	1,625	*
Thomas Cooney	1,250	*
Michael Doron	1,250	*
Mark Hamilton	1,250	*
Jay Moore	10,251	*
Radu Bujoreanu	-	*
Dr. Jeff Patrick[3]	21,072	*
Patrick Ryan	2,500	*
All officers and directors as a group (16 individuals)[2,3]	2,825,925	46.13%

●	Less than One (1%) Percent.

[1]	The address is c/o Nutriband, Inc., 121 South Orange Ave., Suite 1500, Orlando, FL 32801.

[2]	Includes 100,000 shares owned by Mr. Melnik’s wife, as to which Mr. Melnik disclaims beneficial interest, and 100,000 shares owned by each of his two minor children.

[3]	Includes 21,072 shares owned by Strategic Pharmaceutical Consulting, with respect to which Dr. Jeff Patrick, chief scientific officer, has the power to vote and dispose of the shares, and 2,500 shares owned by Trigger Movement, as to which Patrick Ryan, chief technical officer, has the power to vote and dispose of the shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the year ended January 31, 2020, Serguei Melnik, our chief financial officer, and Dr. Alan Smith, our chief operating officer, advanced us $33,317, of which $29,730 was repaid. As of January 31, 2020, the amounts due the officers was $29,067, which is non-interest bearing.

On January 31, 2020, we issued 8,572 shares to each of Sean Gallagher and to Strategic Pharmaceutical Consulting LLC, which is controlled by Jeff Patrick, for services rendered by Mr. Gallaher and Dr. Patrick valued at $120,000. These issuances were made pursuant to employment agreements with Mr. Gallagher and Dr. Patrick which provide for annual compensation of $60,000 and represented compensation for the years ended December 31, 2019 and 2018.

INDEPENDENT AUDITORS

 The following table sets forth the fees billed by our independent accountants, Sadler, Gibb & Associates, LLC, for each of our last two years for the categories of services indicated.

	Year Ended January 31
	2020	2019
Audit fees	$42,469	$24,500
Audit – related fees	23,325	33,700
Tax fees	-	-
All other fees	-	-
Total Fees	$65,794	$58,200

Audit fees consist of fees related to professional services rendered in connection with the audit of our annual financial statements and review of our interim financial statements.

All other fees relate to professional services rendered in connection our proposed registration statement and acquisition audit.

Our policy is to pre-approve all audit and permissible non-audit services performed by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Under our audit committee’s policy, pre-approval is generally provided for particular services or categories of services, including planned services, project based services and routine consultations. In addition, the audit committee may also pre-approve particular services on a case-by-case basis. Our board approved all services that our independent accountants provided to us in the past two fiscal years.

All Other Services. Other services are services provided by the independent auditor that do not fall within the established audit, audit-related and tax services categories.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Proposals of stockholders intended to be presented at next year’s Annual Meeting of Stockholders must be received by Gareth Sheridan, Chief Executive Officer, Nutriband Inc., 121 South Orange Ave., Suite 1500, Orlando, Florida 32801, on or before January 1, 2021.

APPENDIX - FORM 10-K

The Company’s Form 10-K for the fiscal year ended January 31, 2020, containing all financial statements is attached to this proxy statement as an Appendix.

FINANCIAL INFORMATION - INCORPORATED BY REFERENCE

The Company’s report on Form 10-Q for its second fiscal quarter, the three months ended July 31, 2020, filed on September 11, 2020, is incorporated herein by reference.

AVAILABILITY OF CERTAIN DOCUMENTS REFERRED TO HEREIN

THIS INFORMATION STATEMENT AND THE APPENDIX HERETO REFER TO CERTAIN DOCUMENTS OF THE COMPANY THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS INFORMATION STATEMENT IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, WITHOUT CHARGE, DIRECTED TO GARETH SHERIDAN, CHIEF EXECUTIVE OFFICER, NUTRIBAND INC., 121 SOUTH ORANGE AVE., SUITE 1500, ORLANDO, FLORIDA 32801, TELEPHONE NUMBER (407) 377-6695. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, SUCH REQUESTS SHOULD BE MADE BY MONDAY, OCTOBER 19, 2020.

OTHER MATTERS

The Board of Directors is not aware of any other business which will come before the Annual Meeting.

By Order of the Board of Directors,

/s/ Gareth Sheridan
Orlando, Florida	Chief Executive Officer
October 12, 2020